EXHIBIT 99.2

ULURU NEWS

Contact: Company
Renaat E. Van den Hooff
President & CEO
Terry K. Wallberg
Vice President & CFO
(214) 905-5145

ULURU INC.
STATEMENT OF INTENTION NOT TO MAKE AN OFFER FOR
YORK PHARMA, PLC.

Addison, Texas, July 27, 2009; ULURU Inc. (NYSE AMEX: ULU) today announced that, following repayment of all amounts owing to ULURU under the secured revolving credit facility established pursuant to that certain Note Purchase Agreement dated March 31, 2009 by and between ULURU and York Pharma plc (“York”), ULURU no longer intends to make a takeover offer for York.

UK Takeover Code Requirements

ULURU hereby confirms for the purposes of Rule 2.8 of the City Code on Takeovers and Mergers (the “City Code”) that this announcement constitutes a statement of its intention not to make an offer for York.

Under Rule 2.8 of the City Code, and except with the consent of the Takeover Panel, the statement in the preceding paragraph will prevent ULURU or anyone acting in concert with it from announcing an offer or possible offer for York or taking certain other action within the next six months unless there has occurred an event, as set out below, which enables the statement to be set aside.

Accordingly, for the purposes of Rule 2.8 of the City Code, ULURU reserves the right (on behalf of itself and anyone acting in concert with it) to announce an offer or possible offer for York and/or to take any other action which would otherwise be restricted under Rule 2.8 of the City Code within the next six months in the event that:

(i) the agreement or recommendation of the board of York is given to the making of such an announcement or the taking of any such other action; or

(ii) a third party announces an offer or a possible offer for York; or

(iii) York announces a ‘whitewash proposal’ or a ‘reverse takeover’ (each as defined in the City Code).

About ULURU Inc.:
ULURU Inc. is a specialty pharmaceutical company focused on the development of a portfolio of wound management and oral care products to provide patients and consumers with improved clinical outcomes through controlled delivery utilizing its innovative Nanoflex™ Aggregate technology and OraDisc™ transmucosal delivery system.  For more information about ULURU Inc., please visit www.uluruinc.com.  For more information about Altrazeal™, please visit www.Altrazeal™.com.

This press release contains certain statements that are forward-looking within the meaning of Section 27a of the Securities Act of 1933, as amended, including statements relating to the possible acquisition of York by the Company and statements relating to potential strategic benefits of any such acquisition. These statements are subject to numerous risks and uncertainties, including but not limited to the risk factors detailed in the Company’s Annual Report on Form 10-K for the year ended December 31, 2008 and other reports filed by us with the Securities and Exchange Commission.